Exhibit 99.1

An employee-owned company

April 16, 2010

Dear Shareholder,

On January 19, 2010, the Board of Directors of The PBSJ Corporation approved a 3-for-1 stock split of the company’s Class A Common Stock. As a result of the stock split, shareholders of record as of April 1, 2010 will receive two additional shares of Class A Common Stock for every share owned. You will not receive a certificate representing the shares of Class A Common Stock to which you are entitled as a result of the stock split. Instead, these shares of Class A Common Stock were issued in uncertificated form and are maintained on the books and records of the company. To view your current holdings on the books and records of the company, including a notation for the newly issued uncertificated shares, please click on the following link: http://enet.pbsj.com/HRBenefits/401kStockOwnership/Pages/default.aspx, and then click “Access Your Stock Detail”. If you are no longer employed with PBSJ, please email a request for a statement of your holdings to Treasury@pbsj.com. Please do not return or destroy your existing certificates as they continue to represent the shares you owned prior to the stock split. In order to make this stock split possible, the Board of Directors also authorized the amendment of our Articles of Incorporation to increase the number of our authorized shares of Common Stock from 20 million to 60 million, which are divided into 45 million shares of Class A Common Stock and 15 million shares of Class B Common Stock, and increase the number of our authorized shares of Preferred Stock from 10 million to 30 million.

Although the following discussion summarizes certain U.S. federal income tax consequences that we understand generally will arise from the stock split, we are not providing you with any advice regarding tax consequences of the stock split, and you must rely solely on your own tax adviser to determine the tax consequences of the stock split to you. Subject to the foregoing, under current U.S federal income tax law, in general (a) you will not recognize any gain or loss as a result of the stock split, (b) your tax basis in a share of common stock you hold immediately prior to the stock split will be divided equally among that old share and the new shares distributed to you, and (c) your holding period for a new share will include your holding period for the old share on which it is distributed. If you have acquired shares of common stock at different times or different purchase prices, you may be able to trace the holding period or basis of a specific block or blocks of stock you have already acquired to specific shares that you sell in the future for purposes of determining the holding period or basis of the shares you sell, provided you follow appropriate recordkeeping and identification procedures. Please note that the stock split may also have tax consequences under applicable state, local, foreign or other tax laws. You should consult your own tax adviser for definitive advise regarding your tax treatment, not only with respect to your specific U.S. federal income tax consequences and tax consequences arising under other applicable laws, but also with respect to the ability to identify specific shares sold in the future.

Should you have any questions regarding the stock split or your uncertificated shares, please contact Heather McFall in the company’s treasury department at hmmcfall@pbsj.com.

We appreciate your continued support of The PBSJ Corporation.

Sincerely,

Robert J. Paulsen
Chairman of the Board,
Chief Executive Officer and
President

THE PBSJ CORPORATION

4030 West Boy Scout Boulevard • Suite 700 • Tampa, Florida 33607 • Telephone: 813.282.7275 • www.pbsj.com